EXHIBIT 99.1

NOTE REGARDING PROFORMA FINANCIAL STATEMENTS

The accompanying balance sheet and income statement as of and for the year ended April 30, 2005 have been prepared on a proforma basis as if the acquisition of AmPro Mortgage had been completed as of May 1, 2004 and included in the operations of United Financial Mortgage Corp. for the year ended April 30, 2005.

UNITED FINANCIAL MORTGAGE CORP.
PROFORMA BALANCE SHEET
As of April 30,
(Dollars in thousands, except share data)
(Unaudited)
ASSETS	2005
Cash and cash equivalents	$15,634
Restricted cash	1,855
Loans held for sale	698,775
Mortgage servicing rights, net	21,349
Leasehold improvements and equipment, net	5,935
Goodwill	2,584
Prepaid expenses and other assets	4,870

Total assets	$751,002

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Warehouse lines of credit	$691,418
Accrued expenses and other liabilities	28,801
Total liabilities	720,219

Shareholders' equity
Preferred stock, 5,000,000 authorized, no par value, Series A shares, 63 issued and outstanding (aggregate liquidation preference of $31)	315
Common stock, no par value, 20,000,000 shares authorized, 6,164,543 shares issued at April 30, 2005 and 6,140,843 at April 30, 2004	18,760
Retained earnings	12,067
Unearned stock compensation	(37)
Treasury stock, 176,700 shares, at cost	(322)
Total shareholders’ equity	30,783

Total liabilities and shareholders’ equity	$751,002

UNITED FINANCIAL MORTGAGE CORP.
PROFORMA STATEMENTS OF INCOME
(Dollars in thousands)
(Unaudited)

2005
Revenue
Gain on sale of loans, net	$77,283
Loan servicing income, net	9,533
Mortgage servicing rights valuation adjustment	(1,796)
Amortization of mortgage servicing rights	(3,651)
Interest income	23,036
Other income	715
Total revenues	105,120

Expenses
Salaries and commissions	64,985
Selling and administrative	22,427
Interest expense	14,859
Depreciation	972
Total expenses	103,243

Income before income taxes	1,877

Income taxes	751

Net income	$1,126

Basic earnings per common share	$0.19

Diluted earnings per common share	$0.18

Basic shares outstanding	5,970

Diluted shares outstanding	6,097